EXHIBIT 23.1


                         RECKSON ASSOCIATES REALTY CORP.
                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Forms S-3 (No. 333-91915, No. 333-67129, No. 333-46883, No. 333-29003, No.
333-28015, No. 333-46094, No. 333-61170 and No. 333-68686) and in the related
Prospectus and Forms S-8 (No. 333-87235, No. 333-66283, No. 333-66273, No.
333-45359, No. 333-04526, No. 333-38814, No. 333-102163 and No. 333-102174)
pertaining to the Stock Option Plans, of Reckson Associates Realty Corp., of our report dated November 18, 2003, with respect to the Statement of Revenues and Certain Expenses of 1185 Avenue of the Americas, New York, NY for the year ended December 31, 2002, included in this Current Report on 8-K and to the naming of our firm as experts in accounting and auditing in respect of the matters covered in such report in any prospectus issued pursuant to any of the foregoing Registration Statements.


Beck & Company LLC
New York, New York
November 18, 2003